Exhibit 5.2

September 11, 2025
Interstate Power and Light Company
Alliant Energy Tower
200 First Street S.E.
Cedar Rapids, IA 52401-1409

Re:	5.600% Senior Debentures due 2055
Registration Statement on Form S-3
Registration No. 333-276062-01

Ladies and Gentlemen:
We have acted as special Iowa counsel to Interstate Power and Light Company, an Iowa corporation (the “Company”), for the purpose of delivering this opinion as required under Section 5(b) of the Underwriting Agreement (the “Underwriting Agreement”) dated as of September 8, 2025, by and among KeyBanc Capital Markets Inc., PNC Capital Markets LLC, TD Securities (USA) LLC and U.S. Bancorp Investments, Inc., as representatives of the Underwriters, and the Company in connection with the issuance of $300,000,000 aggregate principal amount of the Company’s 5.600% Senior Debentures due 2055 (the “Securities”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

In our capacity as special counsel, we examined the Underwriting Agreement and such other documents, certificates, corporate and other records and proceedings of the Company relating to the authorization, issuance, and sale of the Securities in connection with the Underwriting Agreement, and such other legal matters as we deemed pertinent to the opinions hereinafter expressed. As to matters of fact material to our opinions, we have, with your agreement and without investigation, relied upon the truth, accuracy and completeness of the information, representations and warranties contained in the Underwriting Agreement, Indenture, Registration Statement, Prospectus, and other records, documents, instruments and certificates provided to us by the Company. We have assumed, with your agreement, the genuineness of all signatures appearing on the documents examined by us, the legal capacity of all natural persons, the genuineness, completeness and authenticity of all documents submitted to us as originals and the conformity with genuine, complete and authentic originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications and limitations set forth below, it is our opinion that:
1.    Based solely on the Certificate of Existence dated September 2, 2025, issued by the Secretary of State of Iowa, and the bring down of such certificate dated September 11, 2025, copies of which have been provided to us, the Company is validly existing as a corporation under the laws of the State of Iowa.

115 Third Street SE, Suite 1200, Cedar Rapids, Iowa 52401 ● Telephone (319) 366-7641 ● Fax (319) 366-1917
City Center Square, 1150 Fifth Street, Suite 170, Coralville, Iowa 52241 ● Telephone (319) 354-1019 ● Fax (319) 354-1760
www.SPMBLAW.com

Simmons Perrine Moyer Bergman PLC
May 19, 2025

2.    The Company has the requisite corporate power and authority to execute, deliver and perform all of its undertakings under the Underwriting Agreement and the Securities.
3.    The Company’s execution, delivery and performance of the Underwriting Agreement and the Securities, and the consummation by the Company of the transactions described therein have been duly authorized by all necessary corporate action on the part of the Company.
The opinions expressed herein are subject to the following:
A.    Our opinion is limited in all respects to the laws of the State of Iowa as currently in effect and no opinion is given with respect to the laws of any jurisdiction other than the State of Iowa.
B.    Except as expressly set forth herein, we express no opinion in connection with the transactions contemplated by the Underwriting Agreement or the issuance of the Securities.
C.    Our opinions with respect to the laws of the State of Iowa are expressly limited to laws of general applicability to business corporations as currently in effect that an Iowa counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company’s execution and delivery of the Underwriting Agreement, Officer’s Certificate and Securities. Without limiting the foregoing, we express no opinion as to the application or requirements of any state or federal securities, patent, trademark, utility, copyright, antitrust, unfair competition, environmental, national or local emergencies, pension, employee benefit, bank regulatory, tax laws, or any regulations, rules, orders or administrative or judicial decisions with respect thereto.
D.    As it relates to the Underwriting Agreement and the transactions contemplated therein, this firm has been engaged by the Company solely for the purpose of rendering the opinions herein expressed.
E.    The opinions expressed herein are made as of the date hereof, and we do not undertake to update this opinion with respect to any changes of which we may later become aware.
F.    In connection with the opinions expressed above, we have assumed that, at or before the time of the delivery of the Securities, (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded, and (ii) there shall not have occurred any change in law affecting the validity or enforceability of the Securities.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 (Registration No. 333-276062-01) filed with the Securities and Exchange Commission (the “Registration Statement”). In giving this consent, we do not thereby admit that we come within the categories of persons whose consent is required under Section 7 of the 1933 Act or under the rules and regulations of the Commission issued thereunder.
Sincerely,

/s/ SIMMONS PERRINE MOYER BERGMAN PLC

SIMMONS PERRINE MOYER BERGMAN PLC